(1) Mr. Berg is associated with Apollo Advisors IV, L.P. ("Advisors"). Advisors is the general partner of Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas
Partners Fund, L.P. ("AOP" and with AIF, the "Apollo Funds"). AIF is the sole member and manager of Apollo Sylvan, LLC ("LLCI") and AOP is the sole member and manager of Apollo Sylvan II, LLC ("LLCII" and with LLCI, the "Members"). Apollo Capital
Management IV, Inc. ("ACM") is the general partner of Advisors. Apollo Management
IV, L.P. ("Management") is the manager of the Apollo Funds. AIF IV Management, Inc.
("AIFM") is the general partner of Management. Mr. Berg disclaims beneficial ownership of all securities of Educate, Inc. that may be deemed beneficially owned by the
Apollo Funds, the Members, Advisors, ACM, Management and AIFM. This report shall not be deemed an admission that Mr. Berg is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of section 16 of the Securities
Exchange Act of 1934, as amended, or for any other purpose.